Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Time Warner Cable Inc. on Form S-1 of our report dated September 28, 2006, relating to the Special-Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 12, 2006